POOL CORPORATION ANNOUNCES OFFICER UPDATES
AND WELCOMES NEW CORPORATE CONTROLLER
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COVINGTON, LA. (July 19, 2021) - Pool Corporation (Nasdaq/GSM:POOL) announced today that Melanie Housey Hart will assume the role of Chief Financial Officer (CFO), as previously announced, effective August 9, 2021. As Vice President and Chief Financial Officer, Mrs. Hart will remain the Company’s principal accounting officer and will also take on the role of Treasurer. The Company's current Chief Financial Officer, Mark W. Joslin, will continue to serve as Senior Vice President until his retirement on October 1, 2021.

The Company also announced today that Walker Saik was hired to be the new Corporate Controller. Mr. Saik has spent the last thirteen years in the Assurance Practice at Ernst and Young in New Orleans, most recently as Managing Director. His experience encompasses a broad range of large and medium-sized public and private clients in various industry sectors. He is a CPA and also active in a number of local charitable and community groups.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 400 sales centers in North America, Europe and Australia through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including changes in the Company’s plans and other risks detailed in POOLCORP’s 2020 Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the Securities and Exchange Commission (SEC).

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com